Exhibit 99.7
LIMITED WAIVER TO STOCKHOLDERS AGREEMENT
     This LIMITED WAIVER TO STOCKHOLDERS AGREEMENT (this “Limited Waiver”) is made and entered into this 29th day of September 2009 by and among TD AMERITRADE Holding Corporation (the “Company”), the stockholders of the Company listed on the signature pages hereto under the heading “R Parties” (collectively, the “R Parties”), The Toronto-Dominion Bank, a Canadian chartered bank (“TD Bank”), and TD Discount Brokerage Holdings LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of TD Bank (collectively with TD Bank, “TD”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Stockholders Agreement (defined below).
RECITALS
     WHEREAS, the parties hereto are parties to that certain Stockholders Agreement, dated as of June 22, 2005, as amended (the “Stockholders Agreement”);
     WHEREAS, Section 2.1(c) of the Stockholders Agreement requires TD and the R Parties to reduce the number of Voting Securities Beneficially Owned under certain circumstances;
     WHEREAS, as of September 24, 2009, TD Beneficially Owns 264,719,287 shares of Voting Securities, representing 45.10% of the Total Voting Power (the “Current TD Ownership Percentage”);
     WHEREAS, the Current TD Ownership Percentage exceeds the TD Ownership Limitation Percentage; and
     WHEREAS, each of TD, the R Parties and the Company agree to a limited waiver of Section 2.1(c) of the Stockholders Agreement in accordance with Section 6.4 of the Stockholders Agreement.
     NOW THERFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound thereby, the parties hereto agree as follows.
ARTICLE I
LIMITED WAIVER
     SECTION 1.1. Limited Waiver of Section 2.1(c). The parties agree that, notwithstanding the requirement in Section 2.1(c), until March 31, 2010 or earlier as provided in Section 1.2 below, so long as the Ownership Percentage of TD (rounded to the nearest one hundredth of one percent) does not exceed (a) the Current TD Ownership Percentage or (b) at any time following the date hereof, in the event the Company commences a stock buy-back plan prior to March 31, 2010, which is the sole cause of an increase in the Ownership Percentage of TD, 45.4% of the Total Voting Power (the “Company Buy-back TD Ownership Percentage”), TD shall not be required to reduce the number of Voting Securities Beneficially Owned by TD. All other provisions of Section 2.1(c) remain in full force and effect, including, without limitation, the provision whereby TD shall not, and shall not cause any of its Affiliates to, exercise any voting rights in respect of any Voting Securities Beneficially Owned by such Person to the extent such Voting Securities exceed the TD Ownership Limitation Percentage (including, for the avoidance of doubt, any Voting Securities that are the subject of this Limited Waiver), or alternatively, upon the request of the Company, shall cause such shares in excess of the TD

Ownership Limitation Percentage to be voted, on any matter submitted to the holders of the Common Stock for a vote, in the same proportions as the votes cast by all holders of Common Stock other than TD, the R Parties and their respective Affiliates, and nothing in this Limited Waiver shall in any way increase the TD Ownership Limitation Percentage.
     SECTION 1.2. Termination. This Limited Waiver shall terminate without any further action by any of the parties hereto and shall have no further force and effect immediately on the first to occur of (a) at any time prior to March 31, 2010 the Ownership Percentage of TD (rounded to the tenth of one percent) exceeds either (i) the Current TD Ownership Percentage or (ii) the Company Buy-Back TD Ownership Percentage, as applicable and (b) March 31, 2010. Upon such termination, TD shall be required to comply with the sell-down provisions of Section 2.1(c).
ARTICLE II
MISCELLANEOUS
     SECTION 2.1. Continued Effect of Original Agreement. As modified hereby, the Stockholders Agreement is hereby ratified and confirmed and agreed to by all of the hereto and thereto and continues in full force and effect. All references in the Stockholders Agreement to the “Agreement” shall be read as references to the Stockholders Agreement as modified by this Limited Waiver and as it may be further amended, supplemented, restated or otherwise modified from time to time.
     SECTION 2.2. Counterparts. This Limited Waiver may be executed by facsimile in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.
     SECTION 2.3. Governing Law. This Limited Waiver shall be governed by and construed in accordance with the laws of the State of Delaware (except to the extent that mandatory provisions of federal law are applicable), without giving effect to the principles of conflicts of law, and shall be binding upon the successors and assigns of the parties.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Limited Waiver as of the date set forth in the first paragraph hereof.

COMPANY:

TD AMERITRADE HOLDING CORPORATION
By:	/s/ Fredric J. Tomczyk
	Name:	Fredric J. Tomczyk
	Title:	Chief Executive Officer

TD: THE TORONTO-DOMINION BANK
By:	/s/ Christopher A. Montague
	Name:	Christopher A. Montague
	Title:	EVP and General Counsel

R PARTIES:

/s/ J. Joe Ricketts
J. Joe Ricketts

/s/ Marlene M. Ricketts
Marlene M. Ricketts

MARLENE M. RICKETTS 1994 DYNASTY TRUST
By:	/s/ J. Peter Ricketts
	Name:	J. Peter Ricketts
	Title:	Trustee

TD DISCOUNT BROKERAGE HOLDINGS LLC
By:	/s/ Frank Tripodi
	Name:	Frank Tripodi
	Title:	Vice President and Treasurer

J. JOE RICKETTS 1996 DYNASTY TRUST
By:	/s/ J. Peter Ricketts
	Name:	J. Peter Ricketts
	Title:	Trustee